Exhibit 99.1

For Immediate Release	Contact: Scott Howat Director of Corporate Communications Affinia Group Inc. (734) 827-5423

AFFINIA GROUP ANNOUNCES SECOND QUARTER RESULTS

ANN ARBOR, MICHIGAN, August 11, 2006 – Affinia Group Inc. today announced second quarter financial results for 2006. For the quarter ended June 30, 2006 revenue was $562 million, representing a $4 million decrease compared to the second quarter of 2005. The decrease was primarily attributed to the discontinuation of certain commercial relationships which had an $18 million impact on revenue. This loss in revenue was offset by overall positive economic effects including volume, pricing and foreign currency translation gains. Gross profit for the quarter was $99 million, a $22 million improvement over the second quarter of 2005. This improvement was due to the positive economic effects discussed above and the improved efficiencies gained from the 2005 acquisition restructuring initiatives. Selling, general and administrative expenses of $85 million along with interest and tax expense of $15 million and $3 million respectively and other income of $2 million resulted in a net loss for the quarter ended June 30, 2006 of $2 million, compared to net income of $2 million for the quarter ended June 30, 2005. Selling, general and administrative expenses increased in the second quarter of 2006 by $21 million compared to the second quarter of 2005. This increase was primarily attributed to restructuring costs related to the company’s two year comprehensive restructuring program announced in December 2005, increased expenses associated with the company’s corporate offices which were not fully established during the same period in 2005 and expenses associated with the company’s Sarbanes-Oxley compliance initiatives.

Thomas Madden, Affinia’s Chief Financial Officer, stated, ‘‘The improved gross profit is a direct result of our acquisition restructuring efforts taken in 2005, along with our continued focus on reducing material costs’’.

As of June 30, 2006 Affinia had $63 million of cash. Total debt outstanding as of June 30, 2006 was $635 million, including $10 million under the company’s receivables securitization program which qualified for off balance sheet financing, reflecting a $23 million increase in debt compared with December 31, 2005 and a $90 million reduction in debt since the company’s inception on December 1, 2004. At June 30, 2006 Affinia was in compliance with all covenants in its senior credit agreement including the following financial covenants: a leverage ratio, cash interest expense ratio and a maximum annual capital expenditure.

Affinia Group Inc. has scheduled a conference call for August 14, 2006 at 11:00 AM Eastern Time to discuss these results. To participate in the conference call, please dial (800) 374-0201 within the United States or (706) 643-3711 for international callers and reference conference ID # 4349026.

Reference materials pertaining to the conference call will be posted on Affinia’s website www.affiniagroup.com prior to the call.

A replay of the call will be available following the conference call, beginning approximately two hours after the live broadcast ends. To access the replay, please dial (800) 642-1687 within the United States or (706) 645-9291 for international callers. You will need to reference conference ID # 4349026.

Affinia Group Inc. is a global supplier of top quality automotive components for under hood and under vehicle applications. In North America the Affinia family of brands includes WIX Filters, Raybestos® brand brakes and Aimco brake products, and McQuay-Norris and Spicer® Chassis parts. South American and European brands include Nakata, Urba and Quinton Hazell. Affinia has operations in 19 countries and over 11,000 people dedicated to keeping the world’s wheels turning. For more information, visit www.affiniagroup.com.

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